Exhibit 99.1

Contact:
Nicole Estrin	Carolyn Bumgardner Wang
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-946-1065
650-517-8472	carolyn@weisscommpartners.com
nestrin@nuvelo.com

NUVELO APPOINTS H. WARD WOLFF AS CHIEF FINANCIAL OFFICER AND

JILL M. PERGANDE AS VICE PRESIDENT, HUMAN RESOURCES

SAN CARLOS, Calif., July 19, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced the appointment of H. Ward Wolff as senior vice president, finance and chief financial officer (CFO) and Jill M. Pergande as vice president, human resources. Both join Nuvelo as members of the senior management team. Gary Titus, acting CFO, will resume his former role of vice president finance and chief accounting officer.

“Ward and Jill bring broad and deep operations and management experience to Nuvelo at a key point in the company’s development into a fully integrated biopharmaceutical company focused on cardiovascular disease and oncology,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Ward’s extensive experience developing and implementing successful financial, compliance and capital market strategies for a range of companies in the healthcare and technology sectors will be invaluable to us as we move into our next phase of commercialization, and Jill’s expertise managing the human resources functions within large biopharmaceutical and healthcare organizations will be instrumental in helping keep our internal organization aligned as we continue to grow.”

Mr. Wolff joins Nuvelo from Abgenix, Inc., where he served as CFO and senior vice president, finance until April 2006 when Abgenix merged with Amgen Inc. In that position, he was responsible for finance, information technology and corporate communications/investor relations. Prior to joining Abgenix, Mr. Wolff served as CFO of QuantumShift, Inc., a provider of telecommunications management services. Previously, he was senior vice president and CFO of DoubleTwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools. Earlier, Mr. Wolff was senior vice president of finance and administration and CFO of Premenos Technology Corporation, a provider of electronic commerce software and services, during which time the company completed its initial public offering. Mr. Wolff has also held positions at Russell Reynolds Associates, Inc. and Price Waterhouse and is currently a member of the board of directors of Sangamo BioSciences, Inc. Mr. Wolff received a M.B.A. from Harvard Business School and a B.A. in Economics from the University of California, Berkeley.

201 Industrial Road, San Carlos, CA 94070  tel: 650/517-8000  fax: 650/517-8001  www.nuvelo.com

Ms. Pergande, who has over 19 years of experience in human resources and organizational training and development, joins Nuvelo from Chiron Corporation, where she served as vice president of human resources for the Biopharmaceuticals division. In this role, she was on the division’s executive team and was responsible for aligning and implementing human resource programs to resolve business challenges. Prior to Chiron, Ms. Pergande worked for over ten years within Baxter Healthcare’s Human Resources and Training and Development organizations, where she most recently served as vice president, human resources for the BioScience Manufacturing and Quality division. Divisions she worked for included BioScience Manufacturing and Quality, Research, Medication Delivery and headquarter’s Training. Previously, Ms. Pergande held several different positions within the Human Resources department at Arthur Andersen & Company. Ms. Pergande received a M.B.A. in Human Resource Management and a B.A. in Personnel Management from Michigan State University.

“I want to take this opportunity to recognize Gary for his continued dedication to the company and thank him for taking on the additional role of CFO last year,” said Dr. Love. “He has made significant contributions to Nuvelo and will continue to add value to the company.”

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in four Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex which recently completed Phase 2 clinical development in acute coronary syndromes; and a thrombin inhibiting aptamer for anticoagulation during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements” regarding the timing and progress of Nuvelo’s development into a fully-integrated biopharmaceutical company which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and

201 Industrial Road, San Carlos, CA 94070  tel: 650/517-8000  fax: 650/517-8001  www.nuvelo.com technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-Q for the quarter ended March 31, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070  tel: 650/517-8000  fax: 650/517-8001  www.nuvelo.com